Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION EARNS $1.8 MILLION
IN FOURTH QUARTER 2008, $5.0 MILLION FOR YEAR
BILOXI, MS (January 20, 2009)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, earned $1,820,000 in fourth quarter 2008 and $5,034,000 for the year ended December 31, 2008, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.
Earnings per share were $.34 per average weighted share for the fourth quarter of 2008 and totaled $.94 per average weighted share for the full year. Earnings per share figures are based on average weighted shares outstanding of 5,342,470 for the 12 months ended December 31, 2008 and 5,489,861 for the 12 months ended December 31, 2007.
“Our bank returned to profitability in the fourth quarter of 2008, despite the worst paralysis of the capital markets in my lifetime or even since the Great Depression,” said Swetman. “Our loan volume grew in the fourth quarter, although far more slowly than we would like. We have money to lend, and we are aggressively seeking business in a market largely driven by fear of the unknown and fear of the future,” he added.
Fourth quarter income was 38% lower than earnings for the same period the year before. Full year net income was 54% lower, due mainly to non-cash charges recorded in the third quarter of 2008 for increased loan loss provision and loss on investment in preferred shares of Federal Home Loan Mortgage Company (FHLMC, commonly known as Freddie Mac).
In November, 2008, Peoples Financial announced it had declined to participate in the federal government’s $700 billion rescue fund for financial institutions. “We have plenty of capital,” said Swetman. “In fact, our primary capital as of the end of 2008 rose to 12.91%, despite the meltdown of the financial markets around us. Times like these validate the careful, conservative philosophy that our Board of Directors and senior management team have always followed in operating our bank,” he added.
Founded in 1896, with $896 million in assets as of December 31, 2008, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The bank also operates a mortgage loan department providing residential loans for primary, secondary and multi-family homes up to four units.
The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the

NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION
(In thousands, except per share figures) (Unaudited)
EARNINGS SUMMARY

Three Months Ended December 31,	2008	2007

Net interest income	$6,837	$7,665
Provision for loan losses	252	52
Non-interest income	2,523	2,651
Non-interest expense	6,829	6,370
Income taxes	459	964
Net income	1,820	2,930
Earnings per share	0.34	0.54

Year Ended December 31,	2008	2007

Net interest income	$28,339	$30,519
Provision for loan losses	2,347	(1,045)
Non-interest income	7,539	9,767
Non-interest expense	26,520	25,263
Income taxes	1,977	5,042
Net income	5,034	11,026
Earnings per share	0.94	2.01
PERFORMANCE RATIOS

December 31,	2008	2007

Return on average assets	0.55%	1.15%
Return on average equity	4.71%	10.77%
Net interest margin	3.58%	3.55%
Efficiency ratio	78%	61%
BALANCE SHEET SUMMARY

December 31,	2008	2007

Total assets	$896,408	$927,357
Loans	467,377	450,992
Securities	349,816	392,595
Total deposits	510,476	569,130
Total federal funds purchased	226,609	231,225
Shareholders’ equity	107,966	106,542
Book value per share	20.45	19.66
Weighted average shares	5,342,470	5,489,861
PERIOD END DATA

December 31,	2008	2007

Allowance for loan losses as a percentage of loans	2.38%	2.08%
Loans past due 90 days and still accruing	2,340	1,234
Nonaccrual loans	15,553	45
Primary capital	12.91%	12.13%